Exhibit 23.1

kpmg LLP	Telephone	(416) 777-8500
Bay Adelaide Centre	Fax	(416) 777-8818
333 Bay Street Suite 4600	Internet	www.kpmg.ca
Toronto ON M5H 2S5
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aptose Biosciences Inc.

We consent to the use of our audit report dated March 3, 2015, on the consolidated financial statements of Aptose Biosciences Inc., which comprise the consolidated statements of financial position as at December 31, 2014 and May 31, 2014, the consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the seven-month period ended December 31, 2014 and for each of the years in the two-year period ended May 31, 2014, and notes, comprising a summary of significant accounting policies and other explanatory information, which are incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Chartered Professional Accountants, Licensed Public Accountants

April 2, 2015

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.